Exhibit 10.15

[Date]

[Address

Address

Address]

Dear [Name]:

This letter confirms our offer of employment with Specialty Laboratories, Inc. (Specialty or “Company”).  Employment is contingent upon the completion of your background check and is under the following terms and conditions:

Start Date:	[Date]

Reports To:	[Supervisor]

Location:	1620 N. 26th St., Santa Monica, California 90404

Base Salary:	[Salary]

Management Incentive Compensation:

You will be eligible to participate in the Company’s Management Incentive Compensation Program for [year] and successive years of employment.  Specific goals will be provided to you in writing within 60 days of your start date.  Earned bonuses are paid within 90 days close of the fiscal year.  You are eligible for a bonus target at [percentage] of your base salary based on both Company and individual performance.

Stock Options:	You will receive a stock option grant of [option amount] shares. The exercise price will be the market price at close of business on your hire date, and is contingent on appropriate Board approval.

Medical/Dental/ Vision Plans:

You and your dependents will be eligible to enroll in Company-sponsored medical, dental and vision plans on the first of the month after completing 90 days of employment.  The Company will reimburse you for up to three (3) months of COBRA payments you make to continue your existing health coverage for you and your dependents prior to enrolling in the Company-sponsored medical, dental and vision plans.

Section 125 Plan:	The Company provides a Section 125 Plan, which includes pre-tax flexible spending accounts for medical and/or dependent care reimbursements.

Vacation:	You will be entitled to accrue vacation at the rate of [number of weeks] per year. This may be carried over from year to year.

401(k):

You will be eligible to enroll in the 401(k) Plan after six months of employment.  Enrollment dates are January 1, April 1, July 1, and September 1 each year.  The Company makes a matching contribution of 50% of the first 6% of your pay contributed to the Plan, within IRS limits.

Executive Deferred Compensation:	You are eligible to participate in Executive Deferred Compensation Plan Commencing on your first day of employment.

Life Insurance:	The Company provides life insurance equal to one times your annual base salary to a maximum of $300,000.

Long-Term Disability:	After six months of employment, you will be covered under the Company’s Long Term Disability Plan.

Protection Clause:

In the event that you are terminated without cause you will receive payments equivalent to [number of months] of your base salary, to be paid bi-weekly beginning the first regular pay day following termination.

Employment at Specialty is recognized as an “at will” relationship and may be terminated by either party at any time for any reason.  In addition, employment is contingent upon providing proof of your legal right to work in the United States, and your completion of the Immigration and Naturalization Service Form I-9.

During the course of your employment, you may have the access to trade secrets and confidential business information, including customer lists, financial information, business plans, leases, licenses, proprietary software and other information.  As a condition of employment, you will be required to execute a “Confidentiality Agreement” which is expressly incorporated into this offer.

Also enclosed is a “Mutual Agreement to Arbitrate Claims.”  Please review, sign one copy, and return it to me, along with a signed acceptance of this offer letter within five days of receipt of this letter.

The business needs of Specialty require all of its employees to be highly flexible in their ability to perform multiple tasks, and to accept changes in scheduling and duties to reflect the needs of the Company.  The Company also retains the right to modify or terminate any of its benefit programs at any time.

Employment with Specialty is a full-time job, requiring your full loyalty to the Company.  Employment or other professional relationship with any competing entity, or for yourself in competition with Specialty is not permitted.  You should request permission of the Chief Executive Officer before accepting any outside employment or board membership of any kind.

I am very pleased to extend this offer of employment to you, and I am confident that your association with Specialty will be successful and rewarding.  As a valued member of our team, I am sure that you will find our environment challenging as well as an opportunity for intellectual growth.

Please indicate your acceptance of this offer by signing below and returning this letter to me.

Sincerely,

[Signatory’s Name]

Specialty Laboratories, Inc.

I accept your offer of employment in accordance with the terms and conditions above:

[Name of Offeree]	Date